Exhibit 99.1

N  E  W  S     R  E  L  E  A  S  E

Atmel Receives Additional NASDAQ Notice
SAN JOSE, CA, November 20, 2006 . . . Atmel ® Corporation (NASDAQ: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today announced that, as expected, it has received an additional NASDAQ Staff Determination notice stating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14), due to the Company’s delay in filing its quarterly report on Form 10-Q for the third quarter ended September 30, 2006. The notice stated that the delay in filing could serve as an additional basis for delisting of the Company’s securities.
As previously disclosed, NASDAQ initially informed the Company on August 14, 2006 that its securities would be delisted due to the Company’s delay in filing its Form 10-Q for the second quarter ended June 30, 2006 unless the Company requested a hearing in accordance with applicable Nasdaq Marketplace Rules. Atmel subsequently requested and was granted a hearing before the NASDAQ Listing Qualifications Panel on September 26, 2006 to request an extension for continued listing on the NASDAQ Global Select Market. As of November 20, 2006 we are awaiting a decision on our extension request. While we remain optimistic, there can be no assurance that the Panel will grant a request for continued listing. Shares of Atmel common stock will continue trading on the NASDAQ pending the Panel’s decision.
As previously announced on July 25, 2006, the Audit Committee of the Company’s Board of Directors initiated an independent investigation regarding the timing of past stock option grants and other potentially related issues. The Audit Committee, with the assistance of independent legal and forensic accounting experts, has reached a preliminary determination that, in connection with the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”), the actual measurement dates for certain stock options differed from the recorded measurement dates for such stock options. Based on the Audit Committee’s preliminary determination, the Company expects that the difference in these measurement dates will result in material non-cash, stock-based

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

compensation expenses. The Company filed a Form 8-K on October 30, 2006 disclosing the decision of the Audit Committee that prior financial statements should no longer be relied upon.
The Audit Committee has not completed its work nor reached final conclusions and is continuing its investigation into the circumstances that gave rise to the differences. The Audit Committee is making every effort to complete its investigation, and the Company will make every effort to file its restated financial statements as soon as practicable after the completion of the investigation.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677
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